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INDEPENDENT AUDITOR'S CONSENT


Board of Directors and Contract Holders
Separate Account One

We consent to the use in this Post-Effective Amendment No. 3 and No. 4 to Registration Statement on Form N-4 (File No. 33-90474) of Separate Account One filed under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of our report dated February 7, 1997 on the audit of the statement of assets and liabilities of Separate Account One as of December 31, 1996 and the related combined statements of operations and changes in Contract Owners' equity for the year ended December 31, 1996 and the period from October 20, 1995 to December 31, 1995, and our report dated February 9, 1997, on the audit of the statutory-basis statements of assets, liabilities, surplus and other funds as of December 31, 1996 and 1995, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flows for the years then ended of Northern Life Insurance Company, appearing in the Statement of Additional Information of such Registration Statement and to the references to us under the heading "Financial Statements and Experts" appearing in the Prospectus and under the headings "Independent Auditors" and "Financial Statements" appearing in the Statement of Additional Information, all of which are part of such Registration Statement.

/s/Deloitte & Touche LLP


Minneapolis, Minnesota
April 23, 1997